Exhibit 10.33

LEASE AGREEMENT

THIS LEASE (“Lease”) is entered into as of October 1st 2010 (“Effective Date”) by East Kern Airport District, a California Airport District (“Landlord”) and TSC, LLC, a Delaware Limited Liability Company, (“Tenant”).

ARTICLE 1.    BASIC LEASE PROVISIONS

1.1	Landlord: East Kern Airport District

1.2	Tenant: TSC, LLC

1.3	Rental Commencement Date: October 1st, 2010

1.4	Premises: Acreage west end of Taxiway B, as more particularly shown on Exhibit A attached hereto.

1.5	Rentable area: Approximately 239,580 square feet of land.

1.6	Lease term: Basic Term: 55 years, computed from October 1st, 2010.

Renewal Term: Two (2) Renewal Terms of 20 years, exercisable pursuant to Section 23.18.

1.7	Annual Rental:

Year(s)	Monthly Rental	Annual Rental
1	4,791.60	57,499.20	*
2	4,791.60	57,499.20
3	4,791.60	57,499.20
4	6,588.45	79,061.40
5	6,588.45	79,061,40
6	8,385.30	100,623.60
7	8,385.30	100,623.60
8	10,182.15	122,185.80
9	10,182.15	122,185.80
10	11,979.00	143,748.00

On October 1st 2014, 2017, 2020 and annually thereafter, including during the Renewal Term, if any, Annual Rental shall be adjusted in accordance with Section 4.2.

* Rent shall be abated the first year as provided in Section 4.1.

1.8	Use of Premises: The Premises shall be occupied and used by Tenant solely for aeronautical and/or aviation purposes, including the manufacture of aircraft.

1.9	Security Fee: Tenant shall pay a monthly charge for security patrol and monitoring in the amount of 5% of Tenant’s monthly rent payment.

1.10	Late charge: If the Rent due on the 1st day of any month is not paid to Landlord Tenant shall also pay interest at the rate of 1.5% per month on the unpaid balance of such Rent until paid in full.

1.11	Addresses for notices and rent payment:

Landlord:	Tenant:
East Kern Airport District	The Spaceship Company
1434 Flightline	1223-A Sabovich St.
Mojave, CA 93501	Mojave, CA 93501

Exhibits and Attachments:

Exhibit A-Description of Premises; Exhibit B-Description of Right of First Refusal Property.

This Article 1 (‘Basic Lease Provision’) is intended to supplement and/or summarize the provisions set forth in the balance of this Lease. If there is any conflict between any provisions contained in this Article 1 and the balance of this Lease, the balance of this Lease shall control.

ARTICLE 2.    ADDITIONAL DEFINITIONS

2.1

ADDITIONAL RENTAL. The term ‘Additional Rental’ as used in this Lease shall mean each and every payment described in this Lease which is required to be paid by Tenant to Landlord other than the Annual Rental.

2.2	ADJUSTMENT DATE. The term ‘Adjustment Date’ as used in this Lease shall be used to mean each anniversary of the Rental Commencement Date during the Lease Term, including any Renewal Term(s).

2.3	ALTERATIONS. The term ‘Alterations’ as used in this Lease shall mean any addition, modification or other alteration of the Premises.

2.4

INDEX. The term ‘Index as used in this Lease shall mean the Consumer Price Index published by the United States Department of Labor, Bureau of Labor Statistics, for Los Angeles / Riverside / Orange County Area. If at any time the Index should not exist in the format recited herein, Landlord shall substitute any official index published by the Bureau of Labor Statistics, or successor or similar governmental agency, as may then be in existence and shall, in Landlord’s opinion, be most nearly equivalent thereto.

2.5

LANDLORD’S WORK. Landlord shall upgrade the intersection between Riccomini Street and Airport Boulevard to allow access to Premises by trucks or transports at least 14 feet wide and at least 53 feet long measured from kingpin to rear axle. Landlord shall relocate the existing Transport Security Administration (“TSA”) gate on Riccomini Street so that access to the Premises is possible without needing to pass through a TSA gate. Landlord shall complete these works within 90 days of Lease commencement.

2.6

RENTAL. The term ‘Rental’ or ‘Rent’ as used in this Lease shall mean the total of all payments described in this Lease which is required to be paid by Tenant to Landlord, including but not limited to the Annual Rental and all other items described as Additional Rental payments.

2.7	INTENTIONALLY DELETED.

2.8	TERM OR LEASE TERM. The term ‘Term’ or ‘Lease Term’ shall refer to the term of this Lease, as specified in the Basic Lease Provisions, together with any renewals or extensions thereof.

2.9

TERMINATION RIGHT. Nothwithstanding the foregoing, at any time after ten (10) years from substantial completion of the initial leasehold improvements on the Premises, but in all events at any time after ten (10) years from the Effective Date, Tenant shall have the right to terminate the entire Lease, but not any portion of the Lease. Such termination shall be effective upon the termination date (“Termination Date”) set forth in the written notice of termination given by Tenant to Landlord, but in no event less than six (6) months from the giving of such notice. In the event Tenant properly exercises its termination right pursuant to this Section 2.9, the Lease Term shall terminate on the Termination Date, and neither Landlord or Tenant shall have any rights or obligations accruing under the Lease after the Termination Date, except for such rights and liabilities which, by the terms of the Lease are rights or obligations of Landlord or Tenant which expressly survive the expiration of the Lease.

ARTICLE 3.    PREMISES

3.1

PREMISES. Landlord leases to Tenant and Tenant leases from Landlord for the Term, at the Rental and upon the covenants and conditions set forth in this Lease, the Premises described in the Basic Lease Provisions. Tenant acknowledges that, prior to execution of this Lease, Tenant has had the opportunity to inspect the Premises and, by its execution of this Lease, Tenant hereby accepts the Premises in an ‘as-is’ condition. Tenant acknowledges that it shall have no right of control, regulation, approval or disapproval with respect to the use or development of any portion of Mojave Airport which is not included in the Premises. Tenant acknowledges that this Lease is subordinate and subject to all encumbrances, reservations, restrictions and other matters affecting the Premises or the use or occupancy thereof, in effect on the execution of this Lease or thereafter promulgated.

3.2

RESERVATION. Landlord reserves the right to use the plenum in, above and below the Premises for the installation, maintenance, use and replacement of pipes, conduits, wires, alarm lines, fire protection lines and systems, electric power, telephone and communication lines and systems, sanitary sewer lines and systems, gas lines and systems, water lines and systems, and structural elements serving the Mojave Airport and for such other purposes as Landlord deems necessary.

3.3	CONDITIONS PRECEDENT TO EFFECTIVENESS OF LEASE.

3.3.1    Notwithstanding Tenant’s exercise of its Option under the Option Agreement and the Lease, if Tenant elects to obtain an ALTA (or CLTA) policy insuring its leasehold, the Lease shall be subject to and conditioned upon the title company selected by Tenant being irrevocably committed to issue and actually issuing within ten (10) business days after Tenant’s exercise of its Option at Tenant’s expense its ALTA (or CLTA) policy insuring in an amount reasonably satisfactory to Tenant that the leasehold under the Lease is vested in Tenant, subject only to exceptions reasonably satisfactory to Tenant (and if a a CLTA policy, subject also to any exceptions which would be disclosed by a survey or inspections).

ARTICLE 4.    RENTAL

4.1

ANNUAL RENTAL. Tenant agrees to pay as rental for the use and occupancy of the Premises the Annual Rental specified in the Basic Lease Provisions, in the monthly installments so specified, in advance, on or before the first day of each month, without prior demand, offset or deduction. Should the Commencement Date be a day other than the first day of a calendar month, then the monthly installment of Annual Rental for the first fractional month shall be equal to one-thirtieth (l/30th) of the monthly installment of Annual Rental for each day from the Commencement Date to the end of the partial month. Such amount shall be payable on the Rental Commencement Date. Tenant’s rent for the first year shall be abated.

4.2

ADJUSTMENT TO ANNUAL RENTAL. The Annual Rental shall be adjusted, on October 1st, 2014, 2017, 2020 and annually thereafter, including during Renewal Terms, if any, (the “Adjustment Dates”) Adjustments, if any, shall be based upon increases, if any, in the Consumer Price Index, All Urban Consumers, All Items, Not Seasonally Adjusted (1982-84=100) published by the United States Department of Labor, Bureau of Labor Statistics, for Los Angeles/Riverside/Orange County Area (“Index”). The Index in publication three (3) months immediately before the commencement of the term of this Lease shall be the “Base Index.” The Index in publication three (3) months immediately before the then Adjustment Date shall be the “Comparison Index.” As of each Adjustment Date, the Rent payable during the ensuing period shall be increased by a percentage equal to the percentage increase, if any, in the Comparison Index over the Base Index If the Comparison Index for any Adjustment Date is equal to or less than the Comparison Index for the preceding Adjustment Date (or the Base Index, in the case of First Adjustment Date), the Rent for the ensuing period shall remain unchanged. When the Rent payable as of each Adjustment Date is determined, Landlord shall promptly give Tenant written notice of such adjusted Rent and the manner in which it was computed. The adjusted Rent shall become the new “Rent.”

4.3

PLACE OF PAYMENT. Tenant shall pay Annual Rental and Additional Rental to Landlord at the address specified in the Basic Lease Provisions or to such other address and/or person as Landlord may from time to time designate in writing to Tenant.

4.4

LATE PAYMENTS. Tenant acknowledges that the late payment of any installment of Annual Rental will cause Landlord to incur certain costs and expenses not contemplated under this Lease, the exact amount of which are extremely difficult or impractical to fix. These costs and expenses will include, without limitation, administrative and collection costs and processing and accounting expenses. Therefore, as provided in Section 1.10 of the Basic Lease Provisions above, if any monthly installment of Annual Rent or Additional Rent is not paid when it is due, then Tenant shall pay to Landlord interest at the rate of 1.5% per month on such delinquent installment through the date of its payment. Landlord and Tenant agree that such interest represents a reasonable estimate of the costs and expenses and is fair compensation to Landlord for its loss suffered by the nonpayment by Tenant. Unless otherwise provided herein, payments of Additional Rental, if any, shall be due at the same time as the next installment of Annual Rent.

ARTICLE 5.    SECURITY DEPOSIT

The Tenant shall not be obligated to pay any security deposit under this Lease.

ARTICLE 6.    COMMON AREA

6.1

USE OF COMMON AREA. The use and occupancy by Tenant of the Premises shall include the non-exclusive use of the Common Area (except areas used in the maintenance or operation of the Mojave Airport) in common with Landlord and other tenants of Mojave Airport and their invitees. Any such use shall be subject to the Rules and Regulations of Mojave Airport concerning the use of the Common Area, established by Landlord from time to time.

6.2

CONTROL OF AND CHANGES TO COMMON AREA. Landlord shall have the sole and exclusive control of the Common Area, as well as the right to make changes to the Common Area. Landlord’s rights shall include, but not be limited to, the right to (a) restrain the use of the

Common Area by unauthorized persons; (b) temporarily close any portion of the Common Area for repairs, improvements or alterations or for any other reason deemed sufficient in Landlord’s judgment; and (c) change the shape and size of the Common Area, add, eliminate or change the location of improvements to the Common Area, including, without limitation, buildings, parking areas, roadways and curb cuts, and construct buildings on the Common Area. Landlord may determine the nature, size and extent of the Common Area and whether portions of the same shall be surface, underground or multiple-deck, as well as make changes to the Common Area from time to time which in its opinion are deemed desirable for the Mojave Airport. Notwithstanding the foregoing, Landlord shall not make any changes that are not commercially reasonable or that would materially and adversely affect Tenant’s access to and from the Premises.

6.3

EMPLOYEE PARKING. Landlord may designate what portions of the Common Area, if any, shall be used for automobile or other parking by Tenants and their employees, subtenants and licensees. Tenant shall require its employees, subtenants and licensees to park in such designated areas.

ARTICLE 7.    TAXES

California Revenue and Taxation Code Section 107, et seq., provides, in part, that a local public entity of government, when entering into a written contract with a private party whereby a possessory interest subject to property taxation may be created, shall include in that contract, a statement that the property interest may be subject to property taxation if created, and that the party in whom the possessory interest is vested may be subject to the payment of property taxes levied on the interest. To the extent this Lease creates a possessory interest in the Premises that triggers the imposition of a possessory interest in tax exempt property, Tenant shall be solely responsible for the payment of such possessory interest tax.

ARTICLE 8.    UTILITIES

8.1

UTILITY SERVICES AND CHARGES. Tenant agrees to make all arrangements for and to pay directly to the appropriate utility company all charges for utility services, including, without limitation, all utility hook-up connection charges, fees and taxes, supplied to Tenant for Tenant’s use in or about the Premises including, but not limited to, gas, electricity, water, telephone and trash collection. Landlord will provide support in negotiation and discussion with local utility companies when planning installation of new utilities to the property line of the Premises, at a location mutually agreed to by the parties. Landlord will only be responsible, at its cost, for digging a trench for a new gas line installation from Airport Boulevard to the property line of the Premises, at a location mutually agreed to by the parties

8.2

WAIVER OF LIABILITY. The failure or interruption of any utility or service shall neither render Landlord liable in damages nor otherwise entitle Tenant to terminate this Lease or discontinue making payments of Annual Rental or Additional Rental; provided, however if by the fault of Landlord any utility service is interrupted for thirty (30) continuous days or more, Rent shall be abated from the date of initial interruption until restoration of such utility service, and if the utility service is interrupted for sixty (60) continuous days or more, Tenant may terminate this Lease.

8.3

TENANT’S NONPAYMENT. If Tenant fails to pay any charges referred to in this Article when due, Landlord may pay the charge, and Tenant agrees to reimburse Landlord for any amount paid by Landlord plus interest thereon at the rate which is the lesser of 1.5% per month or the maximum rate allowed by law.

ARTICLE 9.    INSURANCE

9.1

TENANT’S INSURANCE. As of the Rental Commencement Date and continuing during the Term, Tenant shall, at its sole cost and expense, procure, pay for and keep in full force and effect the following types of insurance, in at least the amounts and in the form specified below:

9.1.1    General Liability Insurance. Tenant shall procure and maintain during the term of this Lease and any extensions, Commercial General Liability Insurance to protect against Bodily Injury and Property Damage, Products / Completed Operations, Personal & Advertising Injury, and Fire Legal Liability, for damages and accidents arising out of Tenant’s business operations in, out of, and around the Leased Premises, for a minimum amount of $1,000,000.00 combined single limit for Bodily Injury and Property Damage each occurrence and $2,000,000.00 in the aggregate.

9.1.2    Tenant’s Improvements. Tenant shall procure and maintain insurance covering Tenant’s Work, all of the improvements located on the Premises and owned by Tenant, Alterations permitted by this Lease, trade fixtures, merchandise and personal property from time to time in, on or about the Premises, in an amount not less than their full replacement value, providing protection against any peril included within the classification Fire and Extended Coverage, sprinkler damage, vandalism, malicious mischief, and such other additional perils as may be covered in an “all risk” standard insurance policy. Any policy proceeds shall be used for the repair or replacement of the property damaged or destroyed unless this Lease shall cease and terminate under the provisions on destruction contained within this Lease. In addition, comprehensive boiler and machinery coverage shall be obtained on all heating, air conditioning and ventilation equipment, electrical, mechanical and other such systems serving the Premises in an amount not less than the full replacement value of such equipment, systems and improvements.

9.1.3    Special Form Property Insurance. Any insurance policies deemed reasonably necessary by Landlord with regard to Tenant’s or Tenants’ contractors’ construction of Alterations allowed by this Lease, including, but not limited to, contingent liability and “all risk” builders risk insurance, in amounts acceptable to Landlord.

9.1.4    Pollution Legal Liability. Tenant shall procure and maintain during the term of this Lease and any extensions, Pollution Legal Liability / Environmental Liability Insurance to protect against third party property damage / bodily injury and clean up of contaminants, for a minimum limit of $1,000,000.

9.2

POLICY FORM. All policies of insurance provided for herein shall be issued by insurance companies with a financial rating reasonably acceptable to Landlord. All such liability policies shall name Landlord, its directors, officers and employees as an additional insured and shall be for the mutual and joint benefit and protection of Landlord and Tenant. Certificates thereof (except for the policy referred to in Section 9.1.4, which shall be delivered to Landlord, if requested, prior to occupancy of a new building on the Premises) shall be delivered to Landlord, if requested, prior to Tenant, its agents or employees, entering the Premises for any purpose. Thereafter, executed copies of renewal certificates shall be delivered to Landlord within ten (10) days prior to the expiration of the term of each policy. All public liability, property damage and other casualty policies shall be written as primary policies and any insurance carried by Landlord shall not be contributing with such policies.

9.3

INCREASED PREMIUMS DUE TO USE OF PREMISES. Tenant shall not do any act in or about the Premises which will increase the insurance rates upon the building of which the Premises are a part. Tenant agrees to pay to Landlord upon demand the amount of any increase in premiums for insurance resulting from Tenant’s use of the Premises, whether or not Landlord shall have consented to the act on the part of Tenant.

9.4

INDEMNIFICATION. To the fullest extent permitted by law, Tenant covenants with Landlord that Landlord shall not be liable for any damage or liability of any kind or for any injury to or death of persons, or damage to property of Tenant or any other person occurring from and after the Effective Date of this Lease (or such earlier date if Tenant is given earlier access to the Premises), from any cause whatsoever related to the use, occupancy or employment of the Premises by Tenant or any person thereon or holding under Tenant or to any default by Tenant under this Lease, and Tenant shall indemnify, protect, defend and save Landlord harmless from all liability whatsoever on account of any real or alleged damage or injury and from liens, claims, damages, costs, expenses and demands related to the use of the Premises and its facilities, or any repairs, alterations or improvements which Tenant may make or cause to be made upon the Premises or arising from any default by Tenant under this Lease, but Tenant shall not be liable for damage or injury ultimately determined to be caused by the gross negligence or willful misconduct of Landlord or its designated agents, servants or employees. This obligation to indemnify shall include reasonable attorneys’ fees and investigation costs and all other reasonable costs, expenses and liabilities incurred by Landlord and/or its counsel from the first notice that any claim or demand is to be made or may be made.

9.5

FAILURE BY TENANT TO MAINTAIN INSURANCE. If Tenant refuses or neglects to satisfy its obligation to maintain insurance policies complying with the provisions of this Article, Landlord may, but shall not be obligated to, secure such insurance policies and Tenant shall pay upon demand the cost of same to Landlord, plus interest at the rate at which is the lesser of 1.5% per month or the maximum rate allowed by law, as Additional Rental. Notwithstanding anything to the contrary, Tenant may satisfy its obligation under this Lease to maintain any insurance policy or insurance policies with a blanket policy or blanket policies maintained by Tenant or any of its parents or affiliates or with self insurance by Tenant or any of its parents or affiliates.

ARTICLE 10.

TENANT’S CONDUCT OF BUSINESS

10.1	USE AND PROHIBITIONS ON USE.

10.1.1    Compliance With Laws, Rules and Regulations. Tenant shall comply with the all rules, regulations and laws concerning the Premises or Tenant’s use of the Premises, including, without limitation, the obligation at Tenant’s cost to alter, maintain or restore the Premises in compliance and conformity with all laws, rules and regulations relating to the condition, use, or occupancy of the Premises during the Term.

10.1.2    No Nuisance. Tenant shall not use the Premises in any manner that will constitute waste, nuisance, or unreasonable annoyance.

10.1.3    No Auctions. No auction or distress, liquidation, going out of business, fire or bankruptcy sale may be conducted on the Premises without Landlord’s prior written consent.

10.1.4    Hazardous Materials. Tenant shall not engage in any activity on or about the Premises that violates any Environmental Law (as defined below), and shall promptly at Tenant’s sole cost and expense, take all investigatory and/or remedial action reasonably ordered or required by any government agency or landlord for clean-up and removal required by Environmental Laws applicable to commercial and industrial properties, of any contamination involving any Hazardous Materials (as defined below)

created, caused directly or materially contributed to by Tenant. The term “Environmental Law” shall mean any federal, state or local law, statute, ordinance or regulation pertaining to health, industrial hygiene or the environmental conditions on, under or about the Premises, including without limitation, the following:

(a)    Federal. Comprehensive Environmental Response, Compensation and Liability Act of 1980 (“CERCLA” or “Superfund”), as amended by the Superfund Amendments and Reauthorization Act of 1986 (“SARA”), 42 U.S.C. § 9601 et seq.; Resource Conservation and Recovery Act of 1976 (“RCRA”), 42 U.S.C. § 6901 et seq.; Clean Water Act (“CWA”), 33 U.S.C. § 1251 et seq.; Clean Air Act (“CAA”), 42 U.S.C. § 78401 et seq.; Toxic Substances Control Act (“TSCA”), 15 U.S.C. § 2601 et seq.; The Refuse Act of 1899, 33 U.S.C. § 407; Occupational Safety and Health Act (“OSHA”), 29 U.S.C. § 651 et seq.; Hazardous Materials Transportation Act, 49 U.S.C. Section 1801, et seq.; United States Department of Transportation Table (49 CFR 172.101 and amendments thereto) and the Environmental Protection Agency Table (40 CFR Part 302 and amendments thereto);

(b)    California. Carpenter-Presley-Tanner Hazardous Substance Account Act (“California Superfund”), Cal. Health & Safety Code § 25300 et seq.; California Hazardous Waste Control Act, Cal. Health & Safety Code Sections 25100 et seq.; Porter-Cologne Water Quality Control Act (“Porter-Cologne Act”), Cal. Water Code § 13000 et seq.; Hazardous Waste Disposal Land Use Law, Cal. Health & Safety Code § 25220 et seq.; Safe Drinking Water and Toxic Enforcement Act of 1986 (“Proposition 65”), Cal. Health & Safety Code § 25249.5 et seq.; Hazardous Substances Underground Storage Tank Law, Cal. Health & Safety Code § 25280 et seq.; California Hazardous Substance Act, Cal. Health & Safety Code § 28740 et seq.; Air Resources Law, Cal. Health & Safety Code § 39000 et seq.; Hazardous Materials Release Response Plans and Inventory, Cal. Health & Safety Code § § 25500-25541; Toxic Pits Cleanup Act of 1984 (“TPCA”), Cal. Health & Safety Code § § 25208-25208.17;

(c)    Other Laws and Regulations. All other regulations promulgated pursuant to said foregoing laws or any amendments or replacement thereof, provided such amendments or replacements shall in no way limit the original scope and/or definition of Hazardous Materials defined herein as of the Effective Date of this Lease.

The term “Hazardous Materials” includes, without limitation, any material or substance which is (a) defined or listed as a “hazardous waste”, “extremely hazardous waste”, “restrictive hazardous waste” or “hazardous substance” or considered a waste, condition of pollution or nuisance under the Environmental Laws; (b) petroleum or a petroleum product or fraction thereof; (c) asbestos; (d) polychlorinated biphenyl; (e) flammable explosives; (f) urea formaldehyde; and/or (g) substances known by the State of California to cause cancer and/or reproductive toxicity. It is the intent of the parties hereto to construe the terms “Hazardous Materials” and “Environmental Laws” in their broadest sense. Tenant shall provide prompt written notice to Landlord of the existence of Hazardous Materials on the Premises and all notices of violation of the Environmental Laws received by Tenant. Tenant shall not bring onto, create or dispose of, in or about the Premises, including but not limited to its sewage or storm drain systems, any Hazardous Materials, except those Hazardous Materials reasonably necessary for the conduct of its business.

10.1.5    Disclosure and Warning Obligations. Tenant shall also comply with all laws, ordinances and regulations regarding the disclosure of the presence or danger of Hazardous Materials, including without limitation Kern County’s Hazardous Materials Disclosure Program. In the event Kern County discontinues, repeals or modifies this Program, Landlord reserves the right to implement and require its own hazardous materials disclosure program for all tenants at Mojave Airport, as applicable.

10.1.6    Indemnification. Tenant shall indemnify, protect, defend (with counsel reasonably acceptable to Landlord) and hold Landlord and each of Landlord’s officers, directors, partners, employees, agents, attorneys, successors and assigns (collectively, the “Indemnitees”) free and harmless from and against any and all claims, liabilities, damages, costs, penalties, forfeitures, losses or expenses (including attorneys’ fees and costs) for death or injury to any person or damage to any property whatsoever (including water tables and atmosphere) (“Claims”) arising or resulting in whole or in part, directly or indirectly, from the presence or discharge of Hazardous Materials, in, on, under, upon or from the Premises or the improvements located thereon or from the transportation or disposal of Hazardous Materials to or from the Premises to the extent caused by Tenant. This section is in addition to the provisions of Section 9.4.

10.1.7    Assignment and Subletting. If (i) any anticipated use of the Premises by any proposed assignee or subtenant involves the generation, storage, use, treatment or disposal of Hazardous Materials, or (ii) the proposed assignee or sublessee has been required as prohibited by any prior landlord, lender or governmental authority to take remedial action in connection with Hazardous Materials contaminating a property and the contamination resulted from such party’s action or use of the property in questionthis Lease, it shall not be unreasonable for Landlord to consider such facts and the responsibility of such proposed assignee or sublessee in deciding whether to give or withhold its consent to the proposed assignment or subletting. Landlord may require that any proposed assignee or sublessee provide information and/or a certification executed by an authorized corporate officer with respect to the foregoing matters.

10.2

COVENANTS REGARDING OPERATION. Tenant shall: (a) comply with the Rules and Regulations of Landlord, available at Mojave Airport’s administrative office, as such may be amended from time to time; (b) secure and maintain a business license and all other applicable governmental approvals; (c) keep the Premises and interior and exterior portions of windows, doors and all other glass fixtures in a neat, clean, sanitary and safe conditions; and (d) keep the Premises clean from trash, papers, oil, gum and other debris.

10.3

ADVERTISING MEDIA. Tenant shall not affix upon the Premises any sign, advertising placard, name, insignia, trademark, descriptive material or other like item unless approved in writing by Landlord in advance, which approval shall not be unreasonably withheld, conditioned, or delayed. All of Tenant’s signage shall comply with Mojave Airport’s applicable rules and regulations. Tenant shall maintain its signage in good condition and repair during the Lease Term.

ARTICLE 11.

MAINTENANCE, REPAIRS AND ALTERATIONS

11.1

LANDLORD’S MAINTENANCE OBLIGATIONS. Landlord shall maintain as customarily done in the past the access roads to the Premises, the drainage ditch on the east side of the Premises, and all common areas. Except as may be otherwise specifically provided in this Lease, Landlord shall have no maintenance obligations with respect to the Premises.

11.2

LANDLORD’S RIGHT OF ENTRY. Landlord, its agents, contractors, servants and employees, may enter the Premises at all reasonable times to: (a) examine the Premises; (b) perform any obligation to, or exercise any right or remedy of, Landlord under this Lease; (c) make repairs, alterations, improvements or additions to the Premises or to other portions of the Mojave Airport as Landlord deems necessary or desirable; (d) perform work necessary to comply with laws, ordinances, rules or regulations of any public authority or of any insurance underwriter; (e) serve, post or keep posted any notices required or allowed under the provisions of this Lease, including, but not limited to, notices of non-responsibility for Alterations, and (f) perform work that Landlord deems necessary to prevent waste or deterioration in connection with the Premises. Tenant shall not be entitled to an abatement or reduction of Annual Rental or Additional Rental if Landlord exercises any rights reserved in this Section. Landlord shall conduct its activities on the Premises hereunder in a manner that will minimize any inconvenience, annoyance or disturbance to Tenant. Landlord shall not be liable in any manner for any inconvenience, disturbance, loss of business, nuisance, or other damage arising out of Landlord’s entry on the Premises as provided in this Section, except damages resulting from the grossly negligent, reckless or willful acts or omissions of Landlord, or its authorized representatives.

11.3

TENANT’S MAINTENANCE OBLIGATIONS. Tenant, at its sole expense, throughout the Lease Term, shall keep the Premises and every part thereof, including without limitation, all utility pipes and conduits, fixtures, heating, ventilating and air conditioning equipment exclusively serving the Premises (including, without limitation, the HVAC system), all signs, locks, doors, door frames, door checks, windows, window frames, skylights and other openings in the roof or exterior walls and floor coverings in a first class order, condition and repair, and shall make replacements necessary to keep the Premises in this condition. All replacements shall be of quality equal to or exceeding that of the original. Should Tenant fail to make, or commence making, these repairs and replacements or otherwise maintain the Premises within ten (10) days after written demand by Landlord, or should Tenant commence but fail to complete any repairs or replacements within a reasonable time after written demand by Landlord, Landlord may make the repairs or replacements, and Tenant shall pay the cost of such repairs and replacement, together with interest at the rate which is the lesser of 1.5% per month or the maximum rate allowed by law from the date of commencement of the work, as Additional Rental upon receipt of a bill from Landlord. Tenant shall repair promptly at its expense any damage to the Mojave Airport caused by Tenant or its agents or employees or caused by the installation or removal of Tenant’s personal property.

11.4

ALTERATIONS, ADDITIONS AND IMPROVEMENTS. Except for non-structural interior Alterations, additions, or improvements, Tenant shall not make any Alterations, additions or improvements, to the Premises without in each case first obtaining Landlord’s prior written consent, which consent shall not be unreasonably withheld, conditioned, or delayed. Notwithstanding the foregoing, any alterations, additions or improvements related to the use and/or storage of hazardous materials or waste on the Premises shall require Landlord’s prior written consent. All Alterations, additions and improvements made shall remain on and be surrendered with the Premises on expiration or termination of the Term; provided, however, that Tenant may remove its personal property and any trade fixtures. Tenant shall repair, at Tenant’s expense, any damage to the Premises caused by such removal.

11.5

MECHANIC’S LIENS. Tenant shall pay all costs for work performed by or on account of it and keep the Premises and the Mojave Airport free and clear of mechanics’ liens or other liens. Tenant shall give Landlord immediate notice of any lien filed against the Premises or against the Mojave Airport if related to work performed by it or for it. Upon Landlord’s request, Tenant shall immediately remove of record any lien by payment or by recording an appropriate bond. If a final judgment is entered establishing the validity of any lien which has not been removed of record, Tenant shall immediately pay the judgment. If Tenant fails to pay the judgment within thirty (30) days of its entry, Landlord may pay the judgment on Tenant’s account. If Tenant fails to remove of record any lien by recording any appropriate bond, Landlord, at its option and without waiving any of its other legal remedies at law or in equity, may pay the lien. In either event, the amount so paid by Landlord, together with costs and reasonable attorneys’ fees, shall be immediately due and owing from Tenant to Landlord.

ARTICLE 12.

ASSIGNMENT AND

SUBLETTING

12.1

NO ASSIGNMENT. Except as otherwise provided in this Article 12, Tenant shall not, without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned, or delayed, assign, mortgage, pledge or in any matter transfer this Lease or any interest herein, or sublet the Premises or any part thereof, or permit the use of the Premises by any party other than Tenant. If Tenant is a partnership, any change in the makeup of the partnership, whether voluntary or involuntary, which results in an ownership interest in the partnership of more than fifty (50%) percent being held by parties who were not partners as of the commencement of this Lease, or the dissolution of the partnership, shall be deemed an assignment. If Tenant is a corporation, any dissolution, merger, consolidation, or other reorganization of Tenant, or any sale or transfer of stock in the corporation which results in more than fifty (50%) percent of the total combined voting power of all classes of stock being held by persons or entities who were not shareholders as of the commencement date of this Lease, shall be deemed an assignment. Any of the foregoing acts without Landlord’s consent shall be void and shall, at the option of Landlord, terminate this Lease. This Lease shall not, nor shall any interest of Tenant herein, be assignable by operation of law without the prior written consent of Landlord.

12.2

PERMITTED TRANSFERS. Notwithstanding the provisions of Section 12.1, above, Tenant may assign this Lease or sublet the Premises or any portion thereof (each a “Permitted Transfer”) to any corporation or other entity which controls, is controlled by or is under common control with Tenant (“Affiliate of Tenant”), or to any corporation or other entity in connection with a merger, consolidation or reorganization involving Tenant or any Affiliate of Tenant, or to any person or entity which acquires substantially all the assets of Tenant or any Affiliate of Tenant, provided that (a) any assignee assumes, in full, the obligations of Tenant under this Lease pursuant to an assignment agreement in a form acceptable to Landlord, (b) Tenant remains fully liable under this Lease, (c) any guarantor of this Lease continues to guaranty the obligations under this Lease, and (d) the use of the Premises set forth in the Basic Lease Provisions remains unchanged. Notwithstanding anything to the contrary, any issuance, transfer, redemption or similar transaction related to any ownership interest in Tenant or any Affiliate of Tenant whose ownership interests are publicly traded, shall be a Permitted Transfer.

Tenant may also from time to time and as a Permitted Transfer permit third parties with whom Tenant is working on particular projects, whether or not a joint venture partner, to use a portion of the Premises for Tenant’s own business purposes. In such event Tenant will be fully responsible for the conduct of such parties within the Premises, and Tenant’s indemnification obligations set forth in this Lease shall apply with respect to the conduct of such parties.

Tenant may also assign this Lease and the leasehold improvements in a Leasehold Mortgage (as defined in Section 22.1) to secure any loan, or in connection with any financing transaction (including without limitation, a sale and leaseback) and such transfer and any transfer to such lender or from such lender to a third party in connection with the enforcement of its rights or as permitted under Article 22 shall constitute a Permitted Transfer. Notwithstanding any other provision in this Article 12, a Permitted Transfer can be made without (i) Landlord’s consent (ii) extending any recapture or termination option to Landlord, or (iii) triggering Landlord’s right of first refusal pursuant to Section 12.4.

12.3

NO RELEASE. No subletting or assignment shall release Tenant from Tenant’s obligation under this Lease or alter the primary liability of Tenant to pay the Annual Rent and Additional Rental and to perform all other obligations to be performed by Tenant hereunder. The acceptance of any monetary sums by Landlord from any other person shall not be deemed to be waiver by Landlord of any provision hereof. Consent to one assignment or subletting is not consent to subsequent assignments or subsequent subleases. In the event of a default in the performance of any of the terms hereof, Landlord may proceed directly against Tenant without the necessity of exhausting remedies against such assignee, sublessee or successor. Landlord may consent to subsequent assignments of the Lease or subletting or amendments or modifications to the Lease with assignees of Tenant, without notifying Tenant, or any successor of Tenant, and without obtaining its or their consent thereto and any such actions shall not relieve Tenant of liability under this Lease.

12.4

LEASEHOLD IMPROVEMENTS. Except for Permitted Transfers pursuant to Section 12.2, in the event Tenant decides to sell, transfer or assign the leasehold improvements to a third party (including any assignee or subtenant) prior to expiration of the Lease, Landlord shall have the right of first refusal to acquire those leasehold improvements for an amount no greater than the proposed price with the third party. Tenant shall give Landlord notice of the proposed sale, transfer of assignment, and Landlord shall give to Tenant notice of its exercise or election not to exercise its right to purchase such improvements within 15 business days of receipt of Tenant’s notice. If Landlord does not give such notice to Tenant on or before the date 15 business days of receipt of Tenant’s notice, then Landlord shall be deemed to have elected not to exercise its right to purchase such improvements. If Landlord exercises such right to purchase the leasehold improvements, then Landlord shall purchase the leasehold improvements from Tenant AS IS, WHERE IS on the date designated by Tenant and this Lease shall terminate concurrently with the purchase of such improvements. If Landlord elects (or is deemed to have elected) not to exercise such right to purchase the leasehold improvements, then Tenant may sell the leasehold improvements and assign this Lease to a third party only for uses permitted under section 1.8.

12.5

LIMITATIONS. Any assignment, sublease, or other transfer of Tenant’s interest in this lease shall be for aeronautical and/or aviation purposes only or the financing the assets and/or business of Tenant as set forth in Section 12.2 and subject to the provisions of Article 22.

ARTICLE 13.

DAMAGE

13.1	CASUALTY. If the Premises are damaged by fire or other perils, then the Tenant may continue the Lease or terminate the Lease by written notice to Landlord.

13.2

DISTRIBUTION OF PROCEEDS. In the event of the termination of this Lease pursuant to this Article, all proceeds from Tenant’s Fire and Extended Coverage insurance under Article 9 and covering Tenant’s leasehold improvements, but excluding proceeds for trade fixtures, merchandise, signs and other personal property, shall belong to and shall be disbursed and paid directly to Tenant. Upon Tenant’s receipt of such insurance proceeds, Tenant shall pay to Landlord a pro rata share of such insurance proceeds (excluding proceeds for trade fixtures, merchandise, signs and other personal property) in an amount equal to the amount of such insurance proceeds (excluding proceeds for trade fixtures, merchandise, signs and other personal property) multiplied by a fraction, the numerator of which is the number of months then remaining under the then current Basic Term or Renewal Term of the Lease and the denominator of which is the total number of months of the then current Basic Term or Renewal Term of the Lease.

13.3	WAIVER OF TERMINATION. Tenant waives any statutory rights of termination which may arise by reason of any partial or total destruction of the Premises.

ARTICLE 14.

EMINENT DOMAIN

14.1

TAKING. The term “Taking” as used in this Article shall mean an appropriation or taking under the power of eminent domain by any public or quasi-public authority or a voluntary sale or conveyance in lieu of condemnation but under threat of condemnation.

14.2

TOTAL TAKING. In the event of a Taking of the entire Premises, this Lease shall terminate and expire as of the date possession is delivered to the condemning authority, and Landlord and Tenant shall each be released from any liability accruing pursuant to this Lease after the date of termination.

14.3

PARTIAL TAKING. If there is a Taking of more than twenty-five (25%) of the Rentable Area of the Premises or, regardless of the amount taken, the remainder of the Premises is not one undivided parcel of property, either Landlord or Tenant may terminate this Lease as of the date Tenant is required to vacate a portion of the Premises upon giving notice in writing of such election within thirty (30) days after receipt by Tenant from Landlord of written notice that a portion of the Premises have been so appropriated or taken.

14.4

MOJAVE AIRPORT TAKING. In the event of a Taking of more than 30% of the Mojave Airport other than the Premises, Landlord may terminate this Lease upon thirty (30) days advance written notice to Tenant. In the event such a Taking includes the runways, taxiways, fueling stations, public access roads to the Premises, airspace or any other resource of the Mojave Airport required to enable Tenant to operate normally, other than the Premises, Tenant may terminate this Lease upon thirty (30) days advance written notice to Landlord.

14.5

TERMINATION OF LEASE. If this Lease is terminated as provided above, Landlord and Tenant shall be entitled to the entire award or compensation in such condemnation proceedings in accordance with law, or settlement in lieu thereof, but the Annual Rental and Additional Rental for the last month of Tenant’s occupancy shall be prorated and Landlord shall refund to Tenant any unearned portion of Annual Rental and Additional Rental paid in advance. This provision does not bar Tenant from any legal claim it may have under California Taking law concerning the loss of this lease.

14.6

CONTINUATION OF LEASE. In the event neither Landlord nor Tenant elects to terminate this Lease as provided above, or in the event less than twenty-five percent (25%) of the Rentable Area of the Premises was subject to the Taking and the remainder thereof is an undivided parcel of property, then in either such event the Tenant shall continue to occupy the portion of the Premises which was not the subject of the Taking and the following provisions shall apply: (a) to the extent reasonably possible, Landlord will restore the Premises on the land remaining to a complete unit of like quality and character as existed prior to such appropriation or Taking provided, however, that Landlord shall have no obligation to expend funds for such purpose beyond the amount awarded to Landlord by reason of the Taking; (b) the Annual Rental shall be reduced in proportion to the percentage decrease, if any, in the Rentable Area of the Premises by reason of the Taking: and (c) Landlord shall be entitled to receive the entire award for compensation in such proceedings. Tenant hereby waives any statutory rights of termination that may arise by reason of any partial Taking of the Premises under the power of eminent domain.

ARTICLE 15.

DEFAULTS

15.1	EVENTS OF DEFAULT. The occurrence of one or more of the following events shall constitute a default by Tenant under this Lease.

15.1.1    Failing or refusing to pay any amount of Annual Rental, Additional Rental, or any other monetary obligation owing by Tenant to Landlord hereunder, as and when due, where such failure shall continue for a period of ten (10) days after written notice thereof from Landlord to Tenant. Any such notice shall be in lieu of, and not in addition to, any notice required under California Code of Civil Procedure Section 1161;

15.1.2    The failure by Tenant to observe or perform any other express or implied covenants, obligations or conditions of this Lease to be observed or performed by Tenant, where such failure shall continue for a period of thirty (30) days after written notice thereof from Landlord to Tenant. Any such notice shall be in lieu of, and not in addition to, any notice required under California Code of Civil Procedure Section 1161. If the nature of Tenant’s default is such that more than thirty (30) days are reasonably required for its cure, then Tenant shall not be deemed to be in default if Tenant shall commence such cure within said thirty (30) day period and thereafter diligently prosecute such cure to completion, which completion shall not occur later than ninety (90) days from the date of such notice from Landlord;

15.1.3     The vacation or abandonment of the Premises by Tenant. Abandonment is herein defined to include, but is not limited to, any absence by Tenant from the Premises for five (5) business days or longer while Tenant is in default under any other provision of this Lease; and/or

15.1.4    The making by Tenant of any general assignment for the benefit of creditors; or should there be filed by or against Tenant a petition to have Tenant adjudged a bankrupt or petition for reorganization or arrangement under any law relating to bankruptcy (unless, in the case of a petition filed against Tenant, the same is dismissed, or Tenant has commenced efforts to have the same dismissed, within thirty (30) days; or should an appointed trustee or receiver take possession of substantially all of Tenant’s assets located at the Premises, or of Tenant’s interest in this Lease, where possession is not restored to Tenant within thirty (30) days; or should substantially all of Tenant’s assets located at the Premises or Tenant’s interest in this Lease have been attached or judicially seized, where the seizure is not discharged within thirty (30) days.

15.2

REMEDIES UPON DEFAULT. Upon the occurrence of one or more of the foregoing events of default, and in addition to any other rights or remedies of Landlord provided by law or otherwise, without further notice or demand of any kind to Tenant or any other person, Landlord may: (a) without declaring this Lease terminated, re-enter the Premises and occupy the whole or any part thereof for and on account of Tenant; collect any unpaid rentals and other charges which have become payable, or which may thereafter become payable, and remove all persons and property from the Premises, and any such property so removed may be stored in a public warehouse or elsewhere at the cost of and for the account of Tenant; or (b) re-enter the Premises and elect to terminate this Lease and all of the rights of Tenant in or to the Premises. Landlord shall not be deemed to have terminated this Lease, or the liability of Tenant to pay any Annual Rental, Additional Rental, or other charges later accruing, by any re-entry of the Premises, or by any action in unlawful detainer or otherwise to obtain possession of the Premises, unless Landlord shall have notified Tenant in writing that it has so elected to terminate this Lease. Landlord has the remedy described in California Civil Code Section 1951.4 (Landlord may continue this Lease in effect after Tenant’s breach and abandonment and recover rent as it becomes due, if Tenant has the right to sublet or assign, subject only to reasonable limitations).

15.3

ADDITIONAL REMEDIES UPON DEFAULT. In addition to any rights or remedies hereinbefore or hereinafter conferred upon Landlord under the terms of this Lease, the following remedies and provisions shall specifically apply in the event Tenant engages in any one or more of the acts contemplated by the provisions of Section 15.1.4 of this Lease.

15.3.1    In all events, any receiver or trustee in bankruptcy shall either expressly assume or reject this Lease within sixty (60) days following the entry of an “Order for Relief” or within such earlier time as may be provided by applicable law;

15.3.2    In the event of an assumption of this Lease by a debtor or by a trustee, such debtor or trustee shall within fifteen (15) days after such assumption (i) cure any default or provide adequate assurance that defaults will be promptly cured; (ii) compensate Landlord for actual pecuniary loss or provide adequate assurance that compensation will be made for actual pecuniary loss, including, but not limited to, all attorneys’ fees and costs incurred by Landlord resulting from any such proceedings; and (iii) provide adequate assurance of future performance;

15.3.3    Where a default exists under this Lease, the trustee or debtor assuming this Lease may not require Landlord to provide services or supplies incidental to this Lease before its assumption by such trustee or debtor, unless Landlord is compensated under the terms of this Lease for such services and supplies provided before the assumption of such Lease;

15.3.4    The debtor or trustee may only assign this Lease if (i) it is assumed, (ii) adequate assurance of future performance by the assignee is provided, whether or not there has been a default under this Lease, and (iii) the debtor or trustee has received Landlord’s prior written consent pursuant to the provisions of Section 12.1 of this Lease. Any consideration paid by any assignee in excess of the rental reserved in this Lease shall be the sole property of, and paid to, Landlord;

15.3.5    Landlord shall be entitled to the fair market value for the Premises and the services provided by Landlord (but in no event less than the rental reserved in this Lease) subsequent to the commencement of a bankruptcy event;

15.3.6    Any security deposit given by Tenant to Landlord to secure the future performance by Tenant of all or any of the terms and conditions of this Lease shall be automatically transferred to Landlord upon the entry of an “Order of Relief”; and

15.3.7    The parties agree that Landlord is entitled to adequate assurance of future performance of the terms and provisions of this Lease in the event of an assignment under the provisions of the Bankruptcy Code. For purposes of any such assumption or assignment of this Lease, the parties agree that the term “adequate assurance” shall include, without limitations, at least the following:

(A)    Any proposed assignee must have, as demonstrated to Landlord’s satisfaction, a net worth (as defined in accordance with generally accepted accounting principle consistently applied) in an amount sufficient to assure that the proposed assignee will have the resources to meet the financial responsibilities under this Lease, including the payment of all rent. The financial condition and resources of Tenant are material inducements to Landlord entering into this Lease.

(B)    Any proposed assignee must have engaged in the permitted use described in section 1.8 hereof for at least five (5) years prior to any such proposed assignment.

(C)    In entering into this Lease, Landlord considered extensively Tenant’s permitted use and determined that such permitted business would add substantially to the Tenant balance in the Mojave Airport, and were it not for Tenant’s agreement to operate only Tenant’s permitted business on the Premises, Landlord would not have entered into this Lease. Landlord’s operation of the Mojave Airport will be materially impaired if a trustee in bankruptcy or any assignee of this Lease operates any business other than Tenant’s permitted business.

(D)    Any assumption of this Lease by a proposed assignee shall not adversely affect Landlord’s relationship with any of the remaining tenants in the Mojave Airport taking into consideration any and all other “use” clauses and/or “exclusively” clauses which may then exist under their leases with Landlord.

(E)    Any proposed assignee must not be engaged in any business or activity which it will conduct on the Premises and which will subject the Premises to contamination by any Hazardous Materials.

15.4

TERMINATION OF LEASE. Should Landlord elect to terminate this Lease pursuant to the provisions above, Landlord may recover from Tenant, as damages, the following: (a) the worth at the time of award of any unpaid rental which had been earned at the time of the termination; plus rental which had been earned at the time of the termination; plus (b) the worth at the time of award of the amount by which the unpaid rental which would have been earned after termination until the time of award exceeds the amount of rental loss Tenant proves could have been reasonably avoided; plus (c) the worth at the time of award of the amount by which the unpaid rental for the balance of the Term after the time of award exceeds the amount of rental loss that Tenant proves could be reasonably avoided; plus (d) any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligation under this Lease or which ordinary course of things would be likely to result therefrom, including, but not limited to, any costs or expenses incurred by Landlord in (i) retaking possession of the Premises, including reasonable attorneys’ fees therefor, (ii) maintaining or preserving the Premises after any default, (iii) preparing the Premises for reletting to a new tenant, including repairs or alterations to the Premises, (iv) any leasing commission, or (v) any other costs necessary or appropriate to relet the Premises; plus (e) at Landlord’s election, any other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by the laws of California. As used in Subsection (a) and (b) above, the “worth at the time of award” is computed by allowing interest at the maximum lawful rate. As used in Subsections (c) above, the “worth at the time of award” is computed by discounting such amount at the discount rate of the Federal Reserve Bank situated nearest to the location of the Mojave Airport at the time of award plus one percent (1%).

15.5

DEFINITION OF RENTAL. For purposes of this Article only, the term “rental” shall be deemed to be the Annual Rental, Additional Rental and all other sums required to be paid by Tenant pursuant to the terms of this Lease.

15.6

WAIVER. No delay or omission in the exercise of any right or remedy of Landlord on any default by Tenant shall impair such a right or remedy or be construed as a waiver. The receipt and acceptance by Landlord of delinquent rent shall not constitute a waiver of any default. No act or conduct of Landlord, including, without limitation, the acceptance of the keys to the Premises, shall constitute an acceptance of the surrender of the Premises by Tenant before the expiration of the term. Only a notice from Landlord to Tenant shall constitute acceptance of the surrender of the Premises and accomplish a termination of the Lease. Landlord’s consent to or approval of any act by Tenant requiring Landlord’s consent or approval shall not be deemed to waive or render unnecessary Landlord’s consent to, or approval of, any subsequent act by Tenant. Any waiver by Landlord of any default must be in writing and shall not be a waiver of any other default concerning the same or any other provision of the Lease.

15.7

DEFAULT BY LANDLORD. Landlord shall in no event be charged with default in any of its obligations hereunder unless and until Landlord shall have failed to perform such obligations within thirty (30) days (or such additional time as is reasonably required to correct any such default) after written notice to Landlord by Tenant specifically describing such failure.

15.8

LANDLORD’S RIGHT TO PERFORM. If Tenant shall, after notice from Landlord, fail, within the time periods specified above, to make any payment required to be made by it under this Lease or shall default in the performance of any of Tenant’s other obligations hereunder, Landlord, without being under any obligation to do so and without thereby waiving such default, may make such payment and/or remedy such other default and may charge Tenant for the reasonable cost thereof; provided, however, that, in the event that Tenant’s failure to make such payment and/or remedy such default creates a condition which threatens imminent loss or damage to persons or property, notwithstanding the notice requirements of this Section, Landlord may make such payment and/or remedy such default to the extent necessary to avoid such emergency situation immediately and without notice to Tenant, but in such case Landlord shall, after its entry, give Tenant notice as soon thereafter as practicable, of the existence of such situation or condition and Landlord’s intention or actions to remedy the same. Bills for any reasonable expense incurred by Landlord in connection therewith and for the payment of which Tenant is liable under this Section, including, without limitation, attorneys’ fees and expenses (together with interest thereon at the rate which is the lesser of 1.5% per month or the maximum rate allowed by law from and including the respective dates of Landlord’s making of each such payment or incurring each such expense), may be sent by Landlord to Tenant monthly, or immediately, at Landlord’s option, and shall be due and payable in accordance with the terms of said bills, and if not paid when due the amount thereof shall immediately become due and payable as Additional Rent under this Lease.

ARTICLE 16.

EXCULPATION OF LANDLORD

All property kept, stored or maintained on Tenant’s Premises shall be so kept, stored or maintained at the sole risk of Tenant. Landlord shall not be liable and Tenant waives all claims against Landlord for damages to person or property sustained by Tenant or by any other person or firm resulting from the building in which the Premises are located or by reason of Tenant’s Premises or any equipment located thereon becoming out of repair, or through the acts or omissions of any persons present in the Mojave Airport or renting or occupying any part of the Mojave Airport or for loss or damage resulting to Tenant or its property from burst, stopped or leaking sewers, pipes, conduits or plumbing fixtures, or for interruption of any utility services, or from any failure of or defect in any electric line, circuit or facility or any other type of improvement or service on or furnished to Tenant’s Premises or resulting from any accident in, on or about Tenant’s Premises or the building in which the Premises are located.

ARTICLE 17.

NOTICES

Any notice, information, request or reply, including those under Article 15 herein, (“Notice”) required or permitted to be given under the provisions of this Lease shall be in writing and shall be given or served either personally or by mail. If given or served by mail, such Notice shall be deemed sufficiently given if (a) deposited in the United States mail, certified mail, postage prepaid, or (b) sent by express mail, or other similar overnight service, provided proof of service is available, addressed to the addresses of the parties specified in the Basic Lease Provisions. Any Notice given or served by certified or overnight mail shall be deemed given or served as of the date of deposit. Either party may, by written notice to the other in the manner specified herein, specify an address within the United States for Notices in lieu of the address specified in the Basic Lease Provisions.

ARTICLE 18.

MOJAVE AIRPORT EXPANSION

At any time during the Lease Term, and from time to time, Landlord may expand, in any manner, the existing Mojave Airport, which expansion may include the addition of new buildings to the Mojave Airport. If Landlord deems it necessary for construction personnel to enter the Premises in order to construct such improvements, Landlord shall give Tenant no less than fifteen (15) days prior notice, and Tenant shall allow such entry. Landlord shall use reasonable efforts to complete the work affecting the Premises in an efficient manner so as not to interfere unreasonably with Tenants’ business. Tenant shall not be entitled to any damages or to reduction in Annual Rental or Additional Rental for any interference or interruption of Tenant’s business upon the Premises or for any inconvenience caused by such construction work. Landlord shall have the right to use a portion of the Premises to accommodate any structures required for the expansion. If, as a result of Landlord utilizing a portion of Premises for such purpose, there is a permanent increase or decrease in the Rentable Area of the Premises of one percent (1%) or more, there shall be a proportionate adjustment of Annual Rental and all other charges based on Rentable Area. During the course of construction, Tenant shall continue to pay Annual Rental and Additional Rental.

ARTICLE 19.

END OF TERM

19.1

SURRENDER OF PREMISES. Upon the expiration of the Lease Term, or upon earlier termination thereof through the exercise of any option to terminate the Lease Term hereof granted to Landlord, or upon the re-entry of Landlord upon the Premises as herein provided for in this Lease (collectively, the “Surrender Date”), Tenant shall peaceably and quietly leave and yield up unto Landlord the entire Premises in good order, condition and repair, excepting therefrom normal wear and tear. Notwithstanding the exercise by either party of any option contained herein to terminate this Lease, any unsatisfied obligations of either party accruing on or prior to the Surrender Date shall survive the Surrender Date, unless excused as of the Surrender Date by the provisions elsewhere contained in this Lease.

19.2

HOLDING OVER. This Lease shall terminate without further notice upon the expiration of the Lease Term, and should Tenant hold over in the Premises beyond this date, the holding over shall not constitute a renewal or an extension of this Lease or give Tenant any rights under this Lease. In such event, Landlord may, in its sole discretion, treat Tenant as a tenant at will, subject to all of the terms and conditions in this Lease, except that the Annual Rental shall be an amount equal to one and one-half (1-1/2) times the sum of the Annual Rental and Additional Rental which was payable for the twelve (12) month period immediately preceding the expiration of the Lease. In the event Tenant fails to surrender the Premises upon the expiration of this Lease, Tenant shall indemnify, protect, defend (with legal counsel reasonably acceptable to Landlord) and hold Landlord harmless from all loss and liability which may accrue therefrom, including, without limitation, any claims made by any succeeding tenant. Acceptance by Landlord of any Annual Rental or Additional Rental after the expiration or earlier termination of this Lease shall not constitute a consent to a hold over hereunder, constitute acceptance of Tenant as a tenant at will or result in a renewal of this Lease.

19.3

REMOVAL OF PROPERTY. Upon the Surrender Date, all of Tenant’s Work, alterations, additions and improvements to the Premises shall become the exclusive property of Landlord, provided that Tenant shall be entitled to remove its personal property and trade fixtures. Tenant shall repair any damage to the Premises caused by such removal, and any and all such property not so removed shall, at Landlord’s option, become the exclusive property of Landlord or be disposed of by Landlord, at Tenant’s cost and expense, without further notice to or demand upon Tenant. All property of Tenant not removed within thirty (30) days after the last day of the Lease Term shall be deemed abandoned. Tenant hereby appoints Landlord as its agent after such thirty (30) day period, to remove, at Tenant’s cost, all property of Tenant from the Premises upon termination of this Lease and to cause its transportation and storage for Tenant’s benefit, all at the sole cost and risk of Tenant and Landlord shall not be liable for any damage, theft, misappropriation or loss thereof or in any manner in respect thereto.

19.4	SURVIVAL. The provisions of this Article shall survive the Surrender Date.

ARTICLE 20.

AERONAUTICAL RESTRICTIONS

20.1

Landlord reserves a right of flight for the passage of aircraft in the air space above the surface of the Premises for the use and benefit of the public. This public right of flight shall include the right to cause noise inherent in the lawful operation of aircraft used for navigation or flight the air space or landing at, taking off from or operation on the Mojave Airport

20.2

Tenant shall not erect or permit the erection of structures, buildings or objects of natural growth or other obstructions on the Premises above the height of 2,816 feet mean sea level elevation. If this covenant is breached, Landlord may enter on the Premises and remove the structure or growth, at the expense of Tenant.

20.3

Tenant shall not make use of the Premises in a manner that interferes with lawful air navigation and communication, the landing or taking off of aircraft from Mojave Airport, or otherwise constitute an airport hazard. If this covenant is breached, Landlord may re-enter the Premises and cause the abatement of such interference at the expense of Tenant.

20.4	Landlord may further develop or improve the landing area at Mojave Airport regardless of the desires or views of Tenant.

20.5

Landlord may, but shall not be obligated to, maintain and keep in repair, the landing area of the Mojave Airport and publicly owned facilities of the Airport, together with the right to direct and control activities of the Tenant in this regard. If the taxiways or runways at the Mojave Airport are wholly or partially rendered unfit for aeronautical use, or the Mojave Airport ceases to be operated as an airport, this Lease may be terminated by Tenant, by giving at least thirty (30) days written notice.

20.6	Nothing herein contained in this lease shall be construed to grant or authorize the granting of an exclusive right within the meaning of Section 308 of the Federal Aviation Act.

20.7

This Lease and all of the provisions hereof shall be subject to the rights reserved by the United States of America in and to the facilities of Mojave Airport. This Lease shall be subordinated to the provisions and requirements of any existing or future agreement between Landlord and the United States, relative to the use, development and operation or maintenance of Mojave Airport. This Lease is subject to the Quitclaim Deed between Landlord and the United States of America, dated November 6, 1972, and if the deed between Landlord and the United States of America shall terminate by action of the United States, or for other cause, this lease shall also terminate as of that date and Tenant shall have no other rights under the Lease.

20.8

Tenant shall comply with lawful ordinances of Kern County Land Use Planning Commission relating to height limits in the vicinity of Mojave Airport and to comply with the notification, review and other requirements of 49 C. F. R. Federal Air Regulations or other heights limits established by an entity having jurisdiction to established such limitations.

20.9	Tenant shall comply with the notification and review requirements covered in Part 77 of the Federal Aviation Regulations if a future structure or building is planned by the Tenant for the Premises.

20.10

Tenant shall have the non-exclusive right to the use of the runways and taxiways of the airfield, the public waiting rooms, the restrooms and other public spaces in the Administration Building, roadways and landing aids and other public facilities provided by Landlord for the convenience of aeronautical users.

20.11

Landlord may lease property at Mojave Airport for non-aeronautical uses only if there is a surplus property. The District has determined that at the time of this lease there is sufficient property at the Airport for leases for non-aeronautical uses. In the event the District determines at any time that surplus property no longer exists at the Airport, it may terminate this lease, to the extent it is for non-aeronautical purposes, upon sixty (60) days written notice to Tenant.

ARTICLE 21.

NONDISCRIMINATION

21.1

Tenant will not discriminate or permit discriminations against any person or class of persons by reason of race, color, creed, sex or national origin in any such manner prohibited by Title 49, Code of Federal Regulations, Department of Transportation, Subtitle A, Office of the Secretary, Part 21, or as the regulation may be amended from time to time.

21.2

Any commercial enterprises employing persons on the Airport which are primarily related to the aeronautical activities of the Airport, which provides goods or services to the public which is attracted to the Airport by aeronautical activities, which provides services or supplies to other aeronautical related or public service businesses or to the Airport, or which performs construction work on the Airport, must comply with affirmative action regulation promulgated by the Federal Aviation Administration and implemented by the Landlord. If Tenant falls within the scope of such regulations, Tenant shall comply with the regulations.

ARTICLE 22.

TENANT’S RIGHT TO HYPOTHECATE LEASE.

22.1	MORTGAGE BY TENANT.

22.1.1    “Leasehold Mortgage” means any mortgage, deed of trust, or other instrument in the nature thereof, at any time and from time to time given by Tenant and constituting a lien, security interest or other encumbrance in and—upon any portion of tenant’s right, title, and estate in the Lease and any leasehold improvements, but not Landlord’s right title and estate. Tenant may from time to time execute one or more Leasehold Mortgages encumbering all or any portion of the right, title and estate of Tenant in this Lease without Landlord’s consent, provided that such Leasehold Mortgages shall at all times be subject and subordinate to, and shall not affect or become a lien upon, Landlord’s right, title or estate in the Land or in this Lease, or Rent due under this Lease.

22.1.2    “Leasehold Mortgagee” means the record holder of, or beneficiary under a deed of trust, or a Leasehold Mortgage as reflected in the Official Records existing from time to time. If Tenant shall subject all or a portion of its right, title or estate in this Lease to a Leasehold Mortgage, and if the Leasehold Mortgagee or Tenant shall forward to Landlord a copy of such Leasehold Mortgage, together with a Notice setting forth the name and address of the Leasehold Mortgagee, then, until such time, if any, that such Leasehold Mortgage shall be satisfied on the Official Records, such Leasehold Mortgagee shall be entitled to the rights, terms and conditions of this Article 22 and other provisions of this Lease that give rights to Leasehold Mortgagees.

22.2	NOTICE TO AND RIGHTS OF LEASEHOLD MORTGAGES.

A.    When giving Notice to Tenant with respect to any default, Landlord shall also serve a copy of each such Notice, which shall describe in reasonable detail the nature of the Default, upon any Leasehold Mortgagee who shall have given Landlord a written notice specifying its name and address. No Notice of default under this Lease shall be effective or binding upon the Leasehold Mortgagee unless and until a copy thereof shall have been served on the Leasehold Mortgagee in accordance with Section 23.4. To the extent any Leasehold Mortgage grants to the Leasehold Mortgagee such right, the Leasehold Mortgagee may perform any term, covenant, agreement or condition of this Lease on Tenant’s part to be performed, and remedy any Default by Tenant, and Landlord shall accept such performance on the part of any Leasehold Mortgagee as though the same had been done or performed by Tenant.

B.    In case of a default by Tenant in the payment of money, Landlord will take no action to effect a termination of this Lease by reason thereof unless such Default has continued for a period of twenty (20) days after the later to occur of (i) the expiration of Tenant’s cure period granted under the terms of this Lease, or (ii) the day on which Landlord shall have served such Notice of Default upon the Leasehold Mortgagee in accordance with the terms of this Lease, it being the intent of this Lease and the understanding of the parties that any Leasehold Mortgagee shall be allowed up to, but not in excess of, thirty (30) days in addition to the number of days granted to Tenant to cure any default of Tenant in the payment of Rent or in the making of any other monetary payment required under the terms of this Lease.

C.    In the case of any other default by Tenant, Landlord will take no action to effect a termination of this Lease by reason thereof unless such default has continued beyond the grace period available to Tenant for curing such default, and then only after Landlord shall have given to all Leasehold Mortgagees thirty (30) days after the later to occur of (i) the expiration of Tenant’s cure period granted under the terms of this Lease, or (ii) the day on which Landlord shall have served such Notice of default upon the Leasehold Mortgagee in accordance with the term of this Lease within which either:

1)    to commence and diligently proceed to cure such default, if such default is susceptible of being cured by the Leasehold Mortgagee without the Leasehold Mortgagee obtaining possession of the Premises;

2)    to obtain possession of the Premises (including possession by a receiver), and Landlord authorizes entry on the Premises for such purpose, and to cure such default in the case of a default which is susceptible of being cured when the Leasehold Mortgagee has obtained possession thereof; or

3)    to institute foreclosure proceedings and thereafter with reasonable and continuous diligence (taking into account the effect of any bankruptcy or similar proceeding) to complete such foreclosure proceedings or otherwise acquire Tenant’s interest under this Lease.

D.    Notwithstanding anything to the contrary contained herein, Landlord shall not terminate this Lease during such time up to a maximum of three (3) months, as a Leasehold Mortgagee has commenced promptly and proceeded diligently in good faith to exercise its remedies under a Leasehold Mortgage so as to be able to cure a default under this Lease which is non-monetary and which is otherwise not susceptible of being cured by the Leasehold Mortgagee. Leasehold Mortgagee shall provide Landlord, upon written request from Landlord (but in no event more than once each month), with a status report on the progress of Leasehold Mortgagee’s pursuit of remedies under a Leasehold Mortgagee. Leasehold Mortgagee shall provide Landlord with immediate notice if it has discontinued any pursuit of remedies under the Leasehold Mortgage. A Leasehold Mortgagee shall not be required to continue possession or continue foreclosure proceedings if the default which prompted the service of such a Notice has been cured. A Leasehold Mortgagee shall have no obligation to cure any default (and Landlord will not terminate this Lease based thereon) which is not susceptible of being cured by the Leasehold Mortgagee after it obtains possession of the Project, and Landlord shall have no right to terminate the Lease based on such a failure to cure such default by the Leasehold Mortgagee or its successor. Further, if the Leasehold Mortgagee forecloses the lien of its Leasehold Mortgage, then the Leasehold Mortgagee shall not be required to pay any liens or charges that were extinguished by such foreclosure. The prior written consent of Landlord shall not be required to a transfer of this Lease at a foreclosure sale under the Leasehold Mortgage, under judicial foreclosure or, if the Leasehold Mortgagee is the purchaser at such foreclosure sale, by assignment or deed in lieu of foreclosure or to any subsequent transfer by the Leasehold Mortgagee provided such transferee executes a written agreement to be bound by and duly perform all of the terms and conditions of the Lease, and further provided that the Premises shall be used only for aeronautical or aviation purposes. Notwithstanding anything to the contrary contained in this Lease, Leasehold Mortgagee shall have the right at any time to notify Landlord that it has relinquished possession of the Premises or that it will not institute foreclosure proceedings or, if such foreclosure proceedings have commenced, that it has discontinued them, and, in such event, the Leasehold Mortgagee shall have no further liability to Landlord under this Lease and, thereupon, Landlord shall be entitled to seek the termination of this Lease as otherwise herein provided.

E.    If this Lease is terminated by Landlord on account of any default by Tenant, Landlord shall give prompt Notice thereof to each Leasehold Mortgagee. If within twenty (20) Business Days of such Notice of termination, Landlord receives a written request from the Leasehold Mortgagee or its purchaser, assignee or transferee for entry into a new lease of the Premises for the remaining Term under this Lease, Landlord will execute and deliver a new lease of the Land to the Leasehold Mortgagee or its nominee, or to its purchaser, assignee or transferee, as the case may be, within forty-five (45) days of receiving a timely written request. Such new lease shall be for the remainder of the Term of this Lease and shall contain the same covenants, agreements, terms, provisions and limitations as are contained herein, provided that (i) the term of such new lease shall commence, and Rent under the new lease shall accrue, as of the date of termination of this Lease and (ii) the term of the new lease shall not extend beyond the original Term of the Lease. The new tenant shall be obligated to use the Premises for the same purposes and uses provided for in this Lease. Landlord and such tenant shall promptly execute, acknowledge and record in the Official Records a customary memorandum of such Lease, at the expense of such tenant. Simultaneously upon execution of said new lease, the Leasehold Mortgagee shall pay to Landlord (i) all unpaid Rent and other charges due under this Lease up to the commencement of the term of the new lease, and (ii) all costs and expenses of Landlord, including reasonable attorneys’ fees, incurred in connection with the preparation, execution and delivery of the new lease. Simultaneously therewith, Landlord shall pay over to the Leasehold Mortgagee or any successor, any revenues, less cost and expenses of collection, received by Landlord between the date of termination of this Lease and the date of execution of said new lease, from subtenants, licensees or concessionaires or other occupants of the Premises which shall not theretofore have been applied by Landlord towards the payment of Rent or any other sums payable by Tenant hereunder, or towards the cost of operating the Premises or performing the obligations of Tenant under this Lease. Additionally, all subleases then in effect shall be assigned and transferred by Landlord to Leasehold Mortgagee and all monies on deposit with Landlord which Tenant would have been entitled to use but for the termination or expiration of this Lease may be used by Leasehold Mortgagee for the purposes of and in accordance with the provisions of such new lease. Between the date of termination of this Lease and commencement of the term of the new lease, Landlord shall not (1) enter into any new subleases, management agreements or agreements for the maintenance of the Premises or the supplies therefor which would be binding upon Leasehold Mortgagee or any successor if Leasehold Mortgagee or any successor enters into a new lease, (2) cancel or materially modify any of the existing subleases, management agreements or agreements for the maintenance of the Premises or the supplies therefor, or (3) accept any cancellation, termination or surrender thereof without the written consent of Leasehold Mortgagee, which consent shall not be unreasonably withheld or delayed.

Said new lease, and this covenant, shall be superior to all rights, liens and interests intervening between the Commencement Date (other than liens of Landlord resulting from a default by Tenant under this Lease) expressly including any mortgage upon Landlord’s interest, and the date of the granting of such new lease, and shall be free of any and all rights of Tenant hereunder. Upon the execution and delivery of such new lease, the new tenant, in its own name or in the name of Landlord, may take all appropriate steps as shall be necessary to remove Tenant from the Project, but Landlord shall not be subject to any liability for the payment of fees, including attorneys’ fees, costs or expenses in connection therewith nor shall it be liable for any act of the new tenant, and Landlord shall be held harmless and indemnified respecting any claim, cost or liability arising there from; and said new tenant shall pay all such fees, including attorneys’ fees, costs and expenses or, on demand, make reimbursements therefor to Landlord. Landlord shall be held harmless and indemnified in connection with any claim, cost or liability due to the acts of such new tenant or the Leasehold Mortgagee in removing the Tenant from the Project. The new tenant shall commence and diligently proceed to cure all nonmonetary defaults then remaining on existing under this Lease which are reasonably susceptible of being cured; provided, however, that if any such nonmonetary defaults relate to failure to comply with deadlines contained in this Lease for construction of the leasehold improvements, the new tenant shall not be required to meet such deadlines, provided the new tenant commences and completes construction of the leasehold improvements with diligence and within a reasonable time as agreed to by Landlord after taking possession of the Premises. In such event, the ownership of the leasehold improvements shall be deemed to have been transferred directly to such transferee of Tenant’s interest in this Lease, and the provisions of this Lease causing the leasehold improvements to become the property of Landlord in the event of a termination of this Lease shall be ineffective as applied to that termination only.

F.    As long as there is a Leasehold Mortgagee, neither the bankruptcy nor the insolvency of Tenant shall operate or permit Landlord to terminate this Lease as long as all Rent specified in Article 4 and all other charges of whatsoever nature payable by Tenant continue to be paid in accordance with the terms of this Lease.

G.    During the period that a Leasehold Mortgagee shall be in possession of the Premises and/or during the pendency of any foreclosure proceedings instituted by a Leasehold Mortgagee, the Leasehold Mortgagee shall pay or cause to be paid the Rent specified in Article 4 and all other charges of whatsoever nature payable by Tenant hereunder that have accrued and are unpaid and which will thereafter accrue during said period. Upon foreclosure by power of sale, judicial foreclosure, or upon acquisition of the leasehold estate by deed in lieu of foreclosure, the Leasehold Mortgagee may, upon Notice to Landlord, sell and assign the leasehold estate hereby created, provided that the Premises shall be used only for aeronautical or aviation purposes. Following the acquisition of Tenant’s leasehold estate by the Leasehold Mortgagee or its designee, either as a result of foreclosure or acceptance of an assignment in lieu of foreclosure or by any other legal means, the Leasehold Mortgagee or party acquiring title to Tenant’s leasehold estate shall, as promptly as possible, commence the cure of all defaults hereunder to be cured, and thereafter diligently process such cure to completion, except such defaults which cannot in the exercise of reasonable diligence be cured or performed by the Leasehold Mortgagee or party acquiring title to Tenant’s leasehold estate. Regardless of the foregoing, the Leasehold Mortgagee shall not be required to pay any liens or charges that are extinguished by the foreclosure of its Leasehold Mortgage. Upon effecting the cure of such defaults, Landlord’s right to effect a termination of this Lease based upon such default(s) shall be deemed waived; provided, however, that if such nonmonetary defaults relate to the failure to comply with deadlines contained in this Lease for construction of the leasehold improvements, the new tenant shall not be required to meet such deadlines, provided the new tenant commences and completes the construction of the leasehold improvements with all reasonable and sustained diligence after obtaining possession of the Premises. Any default not susceptible of being cured by the Leasehold Mortgagee or party acquiring title to Tenant’s leasehold estate shall be, and shall be deemed to have been, waived by Landlord upon completion of the foreclosure proceedings or acquisition of Tenant’s interest in this Lease by any purchaser (who may, but need not be, the Leasehold Mortgagee) at the foreclosure sale, or who otherwise acquires Tenant’s interest from the Leasehold Mortgagee or by virtue of a Leasehold Mortgagee’s exercise of its remedies. Any successor acquiring the interest of Tenant in the Premises and in this Lease as a result of the foreclosure of a Leasehold Mortgage (or an assignment or deed in lieu thereof) shall be liable (subject to the provisions of this Article 22) to perform the obligations imposed upon Tenant by this Lease only during the period such successor retains ownership of the interest of Tenant in the Project and in this Lease. The Leasehold Mortgagee or any successor acquiring the interest of Tenant in the Premises and in this Lease as a result of the foreclosure of a Leasehold Mortgage (or an assignment in lieu thereof) shall have the right to require Landlord to execute a new lease with the Leasehold Mortgagee or such successor, on the same terms and conditions of this Lease, as modified by this Article 22, except that: the Leasehold Mortgagee or such successor may reduce the Term hereof; and the Leasehold Mortgagee or such successor shall reimburse Landlord for all costs (including reasonable attorneys’ fees) associated with the drafting and negotiation of such new lease.

H.    Nothing herein shall preclude Landlord from exercising any of Landlord’s rights or remedies with respect to any other default by Tenant during any period of forbearance that Landlord is required to observe under Sections 22.2(B) and (C) hereof, subject to the rights of any Leasehold Mortgagee as herein provided.

I.    Landlord shall not accept a voluntary surrender of this Lease at any time while a Leasehold Mortgage shall remain a lien on said leasehold. Landlord and Tenant shall not subordinate or subject this Lease to any mortgage that may hereafter be placed on the fee nor amend or alter any terms or provisions of this Lease.

J.    Upon the request of and at the sole cost of any Leasehold Mortgagee, Landlord shall (i) execute and deliver to any Entity a certificate stating that this Lease is in full force and effect and that the documents creating or evidencing said leasehold estate have been duly executed by Landlord and are otherwise true and correct copies and confirm the completeness of the documents constituting the Lease, and (ii) execute any amendment to this Lease which does not, in the opinion of Landlord’s counsel, adversely affect Landlord’s rights and interests hereunder.

K.    A Leasehold Mortgagee shall have standing to intervene as a party in any arbitration or legal proceeding brought under this Lease that directly affects the priority or the validity of the Leasehold Mortgage. If a Leasehold Mortgagee becomes a party to any such proceeding, it shall have no right to appoint an arbitrator, unless Tenant fails to appoint an arbitrator. The arbitrator selected by the Leasehold Mortgagee shall be recognized in all respects as if he or she had been appointed by Tenant.

L.    If two or more Leasehold Mortgagees each exercise their rights hereunder and there is a conflict which renders it impossible to comply with all such requests, the Leasehold Mortgagee whose Leasehold Mortgage would be senior in priority if there were a foreclosure shall prevail and Landlord shall only be obligated to respond to such senior Leasehold Mortgagee.

22.3

NO MERGER. No merger of Tenant’s leasehold estate into Landlord’s fee title shall result or be deemed to result by reason of ownership of Landlord’s or Tenant’s estates by the same party or by reason of any other circumstances, without the prior consent of all Leasehold Mortgagees, unless such merger results from a Default by Tenant, where the Leasehold Mortgagee(s) has been given an opportunity to cure pursuant to this Lease and has failed to do so.

22.4

NO SUBORDINATION OF FEE. Landlord shall have no obligation to encumber or otherwise subordinate its fee interest in the Land or in this Lease to the interest of any Leasehold Mortgagee in this Lease or in Tenant’s leasehold estate.

ARTICLE 23.

MISCELLANEOUS

23.1

WAIVER. Any waiver by Landlord of a breach of a covenant of this Lease by Tenant shall not be construed as a waiver of a subsequent breach of the same covenant. The consent or approval by Landlord to anything requiring Landlord’s consent or approval shall not be deemed a waiver of Landlord’s right to withhold consent or approval of any subsequent similar act by Tenant. No breach by Tenant of a covenant of this Lease shall be deemed to have been waived by Landlord unless the waiver is in writing signed by Landlord.

23.2

RIGHTS CUMULATIVE. Except as provided herein to the contrary, the rights and remedies of Landlord specified in this Lease shall be cumulative and in addition to any other rights and/or remedies otherwise available, whether or not specified in this Lease.

23.3

ENTIRE AGREEMENT. It is understood that there are no oral or written agreements or representations between the parties hereto affecting this Lease, and that this Lease supersedes and cancels any and all previous negotiations, arrangements, representations, agreements and understandings, if any, between Landlord and Tenant.

23.4

NO REPRESENTATION. Landlord reserves the absolute right to affect such other tenancies in the Mojave Airport as Landlord, in the exercise of its sole business judgment, shall determine to best promote the interests of the Mojave Airport.

23.5	AMENDMENTS IN WRITING. No provision of this Lease may be amended except by an agreement in writing signed by Landlord and Tenant.

23.6	NO OTHER RELATIONSHIP. Nothing contained in this Lease shall be construed as creating the relationship of principal and agent, partnership or joint venture between Landlord and Tenant.

23.7

LAWS OF CALIFORNIA TO GOVERN. This Lease shall be governed by and construed in accordance with the internal laws of the State of California. Venue in any legal action or proceeding arising from or related to this Lease shall be in the appropriate court for the County of Kern, California.

23.8

SEVERABILITY. If any provision of this Lease or the application of such provision to any person, entity or circumstances, is found invalid or unenforceable by a court of competent jurisdiction, such determination shall not affect the other provisions of this Lease and all other provisions of this Lease shall be deemed valid and enforceable. The parties hereto agree to negotiate in good faith to replace any illegal, invalid or unenforceable provision of this Lease with a legal, valid and enforceable provision that, to the extent possible, will preserve the economic bargain of this Lease, or otherwise to amend this Lease to achieve such result.

23.9

SUCCESSORS. Subject to the restrictions on assignment and subletting contained herein, all rights and obligations of Landlord and Tenant under this Lease shall extend to and bind the respective heirs, executors, administrators, and the successors, subtenants and assignees of the parties. If there is more than one Tenant or if Tenant is a partnership or other entity and the members of which are subject to personal liability, each shall be bound jointly and severally by the terms, covenants and agreements contained in this Lease.

23.10

WARRANTY OF AUTHORITY. If Tenant is a corporation or partnership, each individual executing this Lease on behalf of the corporation or partnership represents and warrants that he or she is duly authorized to execute and deliver this Lease on behalf of the corporation or partnership, and that this Lease is binding upon the corporation or partnership. If Tenant is a corporation, the person executing this Lease on behalf of Tenant hereby covenants and warrants that (a) Tenant is a duly qualified corporation and all steps have been taken prior to the date hereof to qualify Tenant to do business in the State of California, (b) all franchise and corporate taxes have been paid to date, and (c) all future forms, reports, fees and other documents necessary to comply with applicable laws will be filed when due.

23.11

BROKERS. Tenant represents and warrants that it has not had any dealings with any realtors, brokers or agents in connection with the negotiation of this Lease, except as may be specifically set forth in the Basic Lease Provisions, and agrees to hold Landlord harmless from the failure to pay any realtors, broken or agents and from any cost, expense or liability for any compensation, commission or changes claimed by any other realtors, brokers or agents claiming by, through or on behalf of it with respect to this Lease and/or the negotiation hereof.

23.12	NO IMPLICATION OF EXCLUSIVE USE. Nothing contained in this Lease shall be deemed to give Tenant an express or implied exclusive right to operate any particular type of business in the Mojave Airport.

23.13

RECORDING. Upon demand of either party, and at that parties’, and at that parties’ sole expense, Tenant and Landlord shall record a short form of this Lease. Upon the expiration or earlier termination of this Lease for any reason, Tenant shall, within thirty (30) days of the date of request by Landlord, convey to Landlord by quitclaim deed any and all interest Tenant may have under this Lease.

23.14

INTEREST ON PAST DUE OBLIGATIONS. Unless otherwise specifically provided in this Lease, any amount due from Tenant to Landlord under this Lease which is not paid when due and any amount due as reimbursement to Landlord for costs incurred by Landlord in performing obligations of Tenant upon Tenant’s failure to so perform shall bear interest at the rate which is the lesser of 1.5% per month or the maximum rate allowed by law from the date originally due until paid.

23.15

FIXTURES, TRADE FIXTURES, PERSONAL PROPERTY AND ALTERATIONS. Upon the expiration or earlier termination of the Term, Landlord shall have the option (a) to take exclusive possession of and title to Tenant’s Work, signs, improvements, additions, Alterations, and fixtures (excluding trade fixtures), to the extent any of these items are affixed to the Premises, or (b) to require Tenant to remove same, at its sole cost and expense, and immediately repair any damage occasioned to the Premises by reason of such removal to as to leave the Premises in a neat and clean condition. Subject to the provisions of Section 12.2, Tenant agrees to keep all of its signs, improvements, additions, Alterations, and fixtures free of liens. All signs, improvements, additions, Alterations, and fixtures installed in or attached to the Premises by Tenant must be in good condition when so installed or attached.

23.16

FORCE MAJEURE. Any prevention, delay or stoppage due to strikes, lockouts, labor disputes, acts of God, inability to obtain labor or materials or reasonable substitutes therefor, governmental restrictions, governmental regulations, governmental controls, judicial orders, enemy or hostile governmental action, civil commotion, fire or other casualty, shall excuse the performance by that party for a period equal to the prevention, delay or stoppage, except the obligations imposed with regard to Annual Rental and Additional Rental to be paid by Tenant pursuant to this Lease; provided that the party prevented, delayed or stopped shall have given the other party written notice thereof within thirty (30) days of such event causing the prevention, delay or stoppage. Notwithstanding anything to the contrary contained in this Section, in the event any work performed by Tenant or Tenant’s contractors results in a strike, lockout and/or labor dispute, the strike, lockout and/or labor dispute shall not excuse the performance by Tenant of the provisions of this Lease.

23.17

ATTORNEYS’ FEES. In the event Landlord or Tenant shall institute any action or proceeding against the other arising from or related to this Lease, or any default hereunder, the party not prevailing in the action or proceeding shall reimburse the prevailing party for the all costs and expenses, including reasonable attorneys’ fees, incurred therein by the prevailing party, including without limitation, any fees, costs of disbursements incurred on any appeal and enforcement of a judgment from the action or proceeding.

23.18

OPTION TO RENEW. Tenant is hereby granted the option to extend the term of this Lease for the Renewal Terms described in the Basic Lease Provisions by giving notice of exercise of the option (“Option Notice”) to Landlord at least sixty (60) days, but not more than one hundred eighty (180) days, before the expiration of the Basic Term, or the then current Renewal Term, as the case may be; provided, however, that if Tenant is in default on the date of giving any such Option Notice or if Tenant has assigned or sublet the Premises in violation of this Lease, the Option Notice shall be totally ineffective, and provided further, that if Tenant is in default on the date that the Renewal Term would otherwise commence, such Renewal Term at the election of Landlord shall not commence and this Lease shall expire at the end of the Basic Term, or at the end of the then current Renewal Term, as the cause may be. Tenant shall have no other right to extend the term beyond the specific number of Renewal Terms described in the Basic Lease Provisions. During the Renewal Term(s), all of the terms and provisions contained herein shall apply.

23.19	RIGHT OF FIRST REFUSAL TO LEASE ADJACENT PROPERTY.

23.19.1    Tenant is granted an option to lease one additional parcel of land described as Parcel “B” in and subject to the terms and conditions contained in the “Option to Lease Real Property” agreement dated April 22nd, 2010, between the parties (the “Option Agreement”).

23.19.2    Landlord hereby grants to Tenant a right of first refusal (the “Right of First Refusal”) to lease the real property adjacent to the Premises, as more particularly described in the Option Agreement as Parcel “B”, from and after the Commencement Date through year ten (10) of the Lease in accordance with the following provisions. If Landlord shall have an offer to lease all or a portion of said Offer Property in the minimum form of a detailed letter of intent or term sheet, executed by the prospective tenant and acceptable to Landlord, Landlord shall deliver a notice to Tenant (the “Offer Notice”) specifying that portion of the Offer Property to be leased, the economic terms, including rent, rent abatement, tenant improvements, tenant allowances, and other economic terms of the proposed lease, and the proposed lease term. Thereafter Tenant shall have the right to lease that portion of the Offer Property upon the same economic terms and conditions, but subject to all other terms of this Lease; provided that if the proposed lease term is shorter then the balance of the Basic Term or Renewal Term of this Lease, whichever is then in effect, Tenant shall have the right to the shorter lease term for the Offer Property, with an option to extend the term as to the Offer Property to make it coterminous with the Basic Term or Renewal Term, whichever is then in effect, of this Lease. If the proposed lease term for the Offer Property is longer than the Basic Term or Renewal Term of this Lease, as then in effect, the term of the lease for the Offer Property shall be coterminous with the Basic Term or Renewal Term, whichever is then in effect, of this Lease. Tenant must exercise its right by delivering written notice of such election to Landlord within twenty (20) business days from the date upon which Landlord delivered its Offer Notice to Tenant. If Tenant fails to exercise its Right of First Refusal within the time provided, it shall expire with respect to the space offered but may apply to remaining space, if any, and to the same space when it next becomes available. Landlord shall in no event lease the Offer Property on terms more favorable to a tenant than those presented in the Offer Notice without again offering it to Tenant in accordance with this Section 23.19. If Landlord is unable to lease the space within six months of the Offer Notice, Landlord shall have to comply with the provisions of this Section 23.19 on any subsequent offer to lease the Offer Property.

23.20

SUBMISSION OF LEASE. Submission of this Lease does not constitute an offer to lease. The Lease shall become effective only upon (a) approval by Landlord’s board of directors and (b) execution and delivery thereof by Landlord and Tenant.

23.21

LIMITATION ON LIABILITY. In consideration of the benefits accruing hereunder, Tenant and all successors and assigns covenant and agree that, in the event of any actual or alleged failure, breach or default hereunder by Landlord: (a) no director, officer, agent or employee of Landlord shall be sued or named as a party in any suit or action, or served with process, or required to answer or otherwise plead to any service of process, except to the extent required to bring Landlord under the jurisdiction of the applicable court, nor will any judgment be taken against any director, officer, agent or employee of Landlord. Any judgment taken against director, officer, agent or employee of Landlord may be vacated and set aside at any time nunc pro tunc, and no writ of execution will ever be levied against the assets of any director, agent or employee of Landlord; and (b) the covenants and agreements contained within this Section shall inure to the benefit of and shall be enforceable by Landlord and any director, officer, agent or employee of Landlord.

23.22

COMPLIANCE WITH LAWS. Tenant shall comply with (a) all federal, state, and local laws, rules and regulations (including Environmental Laws) governing the hangars on the Premises and Tenant’s operation of those hangars and Tenant’s operations on the Premises pursuant to this Lease; and (b) the rules and regulations of Landlord for the Mojave Airport applicable to Tenant’s operations of those hangars, Tenant’s operations on the Premises and Tenant’s use of runways, roadways and other common areas, pursuant to this Lease.

23.23

ESTOPPEL CERTIFICATES. Each party to this Lease ( “Requesting Party”) may require the other party (“Certifying Party”) to execute, acknowledge, and deliver to the Requesting Party (or directly to a designated third party), within ten (10) business days of the request, up to three (3) original Estoppel Certificates stating: (i) that there is attached a true copy of the lease and all amendments thereto, (ii) that the Lease (as it may have been amended) is in full force and effect, or if not the reason(s) it is not, (iii) that there are defenses or offsets to enforcement of the Lease, or stating any that exist, (iv) that to the Certifying party’s knowledge, there are no defaults under the Lease or breaches which with the passage of time without cure would constitute a default, (v) the date through which rent is paid, and any other statement(s) which might be reasonable be requested.

23.24

NO CONSEQUENTIAL DAMAGES. In any claim for damages by Landlord or Tenant against the other (whether by reason of breach of this lease, enforcement of any indemnity obligation, misrepresentation, or otherwise) no party shall seek, nor shall there be awarded or granted by any court, jury, or arbitrator any speculative consequential, collateral, special, punitive, or indirect damages, whether such breach shall be willful, knowing, intentional, or otherwise. The parties intend that any damages awarded to either party shall be limited to actual, direct damages sustained by the aggrieved party, and neither party shall be liable for any loss of profits suffered or claimed to have been suffered by the other.

23.25	COUNTERPARTS. This Lease may be executed in counterparts, all of which, when taken together, shall constitute a fully executed original.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease on the day and year first above written.

By execution hereof, each signatory certifies that this document has been approved by the party for which he/she is signing, and that he/she is duly authorized to execute this document on behalf of such party.

East Kern Airport District		TSC, LLC

By	/s/ Jimmy R. Balentine	By	/s/ George T. Whitesides
Jimmy R. Balentine, President		George T. Whitesides, President

Attest:

By	/s/ Richard Rutan
Richard Rutan, Secretary

Approved as to form: Lemieux & O’Neill

By	/s/ [Illegible]
District Counsel